Century Communities Reports Record Second Quarter 2022 Results

-  Record Second Quarter Net Income of $158.7 Million or $4.78 per Diluted Share -

- Return on Equity of 33.7% -

- Gross Margin of 28.2% and Adjusted Gross Margin of 29.4%  -

- Pre-Tax Income Margin 18.3%  -

Greenwood Village, Colorado (July 27, 2022) – Century Communities, Inc. (NYSE: CCS), a top 10 national homebuilder, today announced financial results for its second quarter ended June  30, 2022.

Second Quarter 2022 Highlights Compared to Second Quarter 2021

•	Net income increased 35% to $158.7 million or $4.78 per diluted share, both second quarter records
•	Pre-tax income improved 40% to a Company record $213.6 million
•	Total revenues increased to a second quarter record $1.2 billion
•	Return on equity improved by 610 basis points to 33.7%, equaling a Company record
•	Deliveries of 2,713 homes, led by Century Complete and the West region
•	Net new home contracts of 2,233
•	Homebuilding gross margin increased to 28.2% from 23.9%, a 430-basis point increase
•	Adjusted homebuilding gross margin increased to 29.4%, a 370-basis point increase
•	Homes in backlog increased 7% to 4,767 homes valued at $2.0 billion
•	Selling communities increased 16% to 213 from 184 communities

“We delivered strong results in the second quarter, reporting record earnings per share and pre-tax income while maintaining our record return on equity of 33.7% for the second quarter in a row,” said Dale Francescon, Chairman and Co-Chief Executive Officer. “While rising interest rates created buyer uncertainty and led to an industry-wide slowdown in current activity as the quarter progressed, we believe that Century is well positioned to navigate these near-term challenges. The flexibility of our operating model gives us the ability to adjust our home starts and product offerings to stay aligned with market changes and maintain our focus on delivering affordably priced homes.”

Rob Francescon, Co-Chief Executive Officer and President, said, “Given the recent volatility in the market, we reduced our controlled lot inventory and land spend commitments in the quarter, and will continue to focus on projects that meet our stringent investment criteria. While the homebuilding industry remains impacted by supply chain issues, we saw an improvement in our cycle times and input costs during the quarter and expect further gains as the year progresses. Our homebuyers continue to have a healthy financial profile, and inventories across our 45 plus markets are still at low levels. Our balance sheet remains strong, and we intend to continue investing in our business and returning capital to shareholders throughout the various cycles in the market.”

Second Quarter 2022 Results

Net income for the second quarter 2022 increased 35% to $158.7 million, or $4.78 per diluted share, as compared to $117.9 million or $3.47 per diluted share, in the prior year quarter.

Total revenues rose to $1.2 billion, a second quarter record and a 12% year over year increase. Home sales revenues for the second quarter 2022 increased to $1.1 billion, compared to $1.0 billion for the prior year quarter. Deliveries decreased slightly to 2,713 homes compared to 2,771 in the prior year quarter. The average sales price of home deliveries for the second quarter 2022 increased to  $418,200, compared to $362,600 in the prior year quarter, primarily due to home price appreciation across all of our markets.

Net new home contracts in the second quarter 2022 were 2,233 contracts, compared to 3,120 contracts in the prior year quarter. At the end of the second quarter 2022, the Company had 4,767 homes in backlog, representing $2.0 billion of backlog dollar value, and year over year increases of 7% and 12%, respectively.

Adjusted homebuilding gross margin percentage, excluding interest, was 29.4% in the second quarter of 2022, compared to 25.7% in the prior year quarter.  Homebuilding gross margin percentage in the second quarter 2022 was 28.2%, as compared to 23.9% in the prior year quarter, an improvement of 430 basis points. Homebuilding and adjusted gross margins were only 10 basis points lower than the Company records established in the first quarter of 2022. Selling, general, and administrative expenses as a percent of home sales revenues was 9.6%, compared to 9.9% in the prior year quarter. Pre-tax income margin was 18.3% in the second quarter of 2022 compared to  14.6% in the prior year quarter.

Selling communities at the end of the second quarter increased 16% to 213 from 184 communities in the prior year quarter.

Return on equity for the second quarter of 2022 was 33.7%, compared to 27.6% in the prior year period, and equaling the Company record established in the first quarter of 2022.

Financial services revenues were  $22.8 million compared to $29.9 million in the prior year quarter, and financial services pre-tax income decreased to  $8.6 million from $11.7 million, primarily as a result of lower originations and normalization of gain on sale premiums.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position, including $2.0 billion of stockholders’ equity, a 31% year over year increase, and $819.5 million of total liquidity, including $160.5 million of cash.

During the second quarter, the Company maintained its quarterly cash dividend of $0.20 per share and repurchased 790,558 shares of its common stock for $35.9 million,  for an average per share price of $45.42 or 75% of ending book value as of June 30, 2022.

As of June  30, 2022, homebuilding debt to capital increased to 37.1%, from 36.1% at December 31, 2021. As of June  30, 2022, net homebuilding debt to net capital increased to 33.6%, from 26.3% at December 31, 2021 primarily due to increased investments in inventory.

Full Year 2022 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “Given the industry-wide slowdown in current activity, we are reducing our full year home delivery guidance to 10,750 to 11,750 homes. We are reaffirming our full year home sales revenues to be in the range of $4.3 billion to $4.9 billion, and depending on market conditions, we expect our year end selling communities to be in the range of 240 to 250.”

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday,  July 27, 2022, at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s second quarter 2022 results, provide commentary, and conduct a question-and-answer session. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through August 27, 2022, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13731050. A replay of the webcast will be available on the Company’s website.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2022, management’s belief that Century is well positioned to navigate near-term challenges and that the flexibility of its operating model gives it the ability to adjust its product offerings to stay aligned with market changes and maintain its focus on affordably priced homes, and management’s expectations for further supply chain cycle gains as the year progresses. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, including inflation and interest rate increases; the potential impact of global supply chain disruptions, labor, land and raw material shortages and delays, municipal and utility delays, and COVID-19 on the Company’s business, industry and the broader economy; the ability to identify and acquire desirable land; availability and cost of financing; the effect of tax changes; reliance on contractors and key personnel; availability and pricing for land, labor and raw materials; and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Home sales revenues	$1,134,535	$1,004,789	$2,122,950	$1,964,068
Land sales and other revenues	8,810	8,258	10,440	23,928
Total homebuilding revenues	1,143,345	1,013,047	2,133,390	1,987,996
Financial services revenues	22,797	29,865	49,102	63,485
Total revenues	1,166,142	1,042,912	2,182,492	2,051,481
Homebuilding Cost of Revenues
Cost of home sales revenues	(814,895)	(764,668)	(1,523,968)	(1,521,175)
Cost of land sales and other revenues	(8,012)	(7,000)	(8,858)	(17,020)
Total homebuilding cost of revenues	(822,907)	(771,668)	(1,532,826)	(1,538,195)
Financial services costs	(14,186)	(18,168)	(29,340)	(36,469)
Selling, general, and administrative	(109,158)	(99,656)	(210,797)	(191,807)
Inventory impairment and other	—	(41)	—	(41)
Other income (expense)	(6,243)	(1,245)	(7,105)	(1,786)
Income before income tax expense	213,648	152,134	402,424	283,183
Income tax expense	(54,980)	(34,224)	(101,260)	(63,621)
Net income	$158,668	$117,910	$301,164	$219,562

Earnings per share:
Basic	$4.83	$3.49	$9.08	$6.52
Diluted	$4.78	$3.47	$8.97	$6.47
Weighted average common shares outstanding:
Basic	32,839,402	33,738,586	33,183,097	33,651,727
Diluted	33,227,383	33,956,638	33,582,900	33,920,939

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2022	2021
Assets	(unaudited)	(audited)
Cash and cash equivalents	$78,011	$316,310
Cash held in escrow	82,494	52,297
Accounts receivable	58,755	41,932
Inventories	3,002,338	2,456,614
Mortgage loans held for sale	216,367	353,063
Prepaid expenses and other assets	257,715	200,087
Property and equipment, net	27,304	24,939
Deferred tax assets, net	19,356	21,239
Goodwill	30,395	30,395
Total assets	$3,772,735	$3,496,876
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$117,390	$84,679
Accrued expenses and other liabilities	344,549	316,877
Notes payable	1,009,631	998,936
Revolving line of credit	141,000	—
Mortgage repurchase facilities	209,001	331,876
Total liabilities	1,821,571	1,732,368
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 32,273,160 and 33,760,940 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	323	338
Additional paid-in capital	596,727	697,845
Retained earnings	1,354,114	1,066,325
Total stockholders' equity	1,951,164	1,764,508
Total liabilities and stockholders' equity	$3,772,735	$3,496,876

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
West	248	497	(50.1)%	665	891	(25.4)%
Mountain	478	617	(22.5)%	1,064	1,564	(32.0)%
Texas	274	399	(31.3)%	686	917	(25.2)%
Southeast	415	288	44.1%	824	764	7.9%
Century Complete	818	1,319	(38.0)%	1,938	2,439	(20.5)%
Total	2,233	3,120	(28.4)%	5,177	6,575	(21.3)%

Home Deliveries

(dollars in thousands)

	Three Months Ended June 30,
	2022		2021		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	426	$689.4	385	$616.5	10.6%	11.8%
Mountain	458	$600.9	611	$473.1	(25.0)%	27.0%
Texas	363	$337.5	477	$273.9	(23.9)%	23.2%
Southeast	404	$446.5	429	$392.7	(5.8)%	13.7%
Century Complete	1,062	$247.4	869	$206.3	22.2%	19.9%
Total / Weighted Average	2,713	$418.2	2,771	$362.6	(2.1)%	15.3%

	Six Months Ended June 30,
	2022		2021		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	822	$676.9	704	$601.1	16.8%	12.6%
Mountain	972	$571.9	1,296	$446.9	(25.0)%	28.0%
Texas	729	$338.5	805	$271.3	(9.4)%	24.8%
Southeast	770	$428.4	997	$389.7	(22.8)%	9.9%
Century Complete	1,768	$245.5	1,766	$201.0	0.1%	22.1%
Total / Weighted Average	5,061	$419.5	5,568	$352.7	(9.1)%	18.9%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of June 30,		Increase/(Decrease)
	2022	2021	Amount	% Change

West	22	17	5	29.4%
Mountain	33	27	6	22.2%
Texas	22	14	8	57.1%
Southeast	23	22	1	4.5%
Century Complete	113	104	9	8.7%
Total	213	184	29	15.8%

Backlog

(dollars in thousands)

	As of June 30,
	2022			2021			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	367	$294,274	$801.8	673	$440,008	$653.8	(45.5)%	(33.1)%	22.6%
Mountain	1,137	632,865	$556.6	1,057	544,365	$515.0	7.6%	16.3%	8.1%
Texas	343	128,574	$374.9	497	182,080	$366.4	(31.0)%	(29.4)%	2.3%
Southeast	767	349,120	$455.2	568	230,558	$405.9	35.0%	51.4%	12.1%
Century Complete	2,153	572,727	$266.0	1,651	365,454	$221.4	30.4%	56.7%	20.1%
Total / Weighted Average	4,767	$1,977,560	$414.8	4,446	$1,762,465	$396.4	7.2%	12.2%	4.6%

Lot Inventory

	As of June 30,
	2022			2021			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	5,129	2,453	7,582	3,833	5,532	9,365	33.8%	(55.7)%	(19.0)%
Mountain	11,706	3,653	15,359	7,800	8,046	15,846	50.1%	(54.6)%	(3.1)%
Texas	6,708	6,741	13,449	3,468	6,767	10,235	93.4%	(0.4)%	31.4%
Southeast	6,123	14,209	20,332	2,973	12,567	15,540	106.0%	13.1%	30.8%
Century Complete	5,467	13,362	18,829	4,487	10,137	14,624	21.8%	31.8%	28.8%
Total	35,133	40,418	75,551	22,561	43,049	65,610	55.7%	(6.1)%	15.2%
% of Total	46.5%	53.5%	100.0%	34.4%	65.6%	100.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define Adjusted Net Income as consolidated net income before (i) income tax expense, (ii) inventory impairment and other (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s GAAP tax rate for the applicable period. Adjusted Diluted EPS is calculated by excluding the effect of inventory impairment, restructuring costs and loss on debt extinguishment from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Numerator
Net income	$158,668	$117,910	$301,164	$219,562
Denominator
Weighted average common shares outstanding - basic	32,839,402	33,738,586	33,183,097	33,651,727
Dilutive effect of restricted stock units	387,981	218,052	399,803	269,212
Weighted average common shares outstanding - diluted	33,227,383	33,956,638	33,582,900	33,920,939
Earnings per share:
Basic	$4.83	$3.49	$9.08	$6.52
Diluted	$4.78	$3.47	$8.97	$6.47

Adjusted earnings per share
Numerator
Net income	$158,668	$117,910	$301,164	$219,562
Income tax expense	54,980	34,224	101,260	63,621
Income before income tax expense	213,648	152,134	402,424	283,183
Inventory impairment and other	—	41	—	41
Adjusted income before income tax expense	213,648	152,175	402,424	283,224
Adjusted income tax expense(1)	(54,980)	(34,188)	(101,260)	(63,630)
Adjusted net income	$158,668	117,987	$301,164	219,594

Denominator - Diluted	33,227,383	33,956,638	33,582,900	33,920,939

Adjusted diluted earnings per share	$4.78	$3.47	$8.97	$6.47

(1)      The tax rates used in calculating adjusted net income for the three and six months ended June  30, 2022 was 25.7%% and 25.2%, respectively, and for the three and six months ended June  30, 2021 was 22.5%, which are reflective of the Company’s GAAP tax rates for the applicable periods.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding inventory impairment and other and interest is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment and indebtedness have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended June 30,
	2022	%	2021	%

Home sales revenues	$1,134,535	100.0%	$1,004,789	100.0%
Cost of home sales revenues	(814,895)	(71.8)%	(764,668)	(76.1)%
Inventory impairment and other	—	—%	(41)	(0.0)%
Gross margin from home sales	319,640	28.2%	240,080	23.9%
Add: Inventory impairment and other	—	—%	41	0.0%
Add: Interest in cost of home sales revenues	13,473	1.2%	18,406	1.8%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$333,113	29.4%	$258,527	25.7%

	Six Months Ended June 30,
	2022	%	2021	%

Home sales revenues	$2,122,950	100.0%	$1,964,068	100.0%
Cost of home sales revenues	(1,523,968)	(71.8)%	(1,521,175)	(77.5)%
Inventory impairment and other	—	—%	(41)	(0.0)%
Gross margin from home sales	598,982	28.2%	442,852	22.5%
Add: Inventory impairment and other	—	—%	41	0.0%
Add: Interest in cost of home sales revenues	25,619	1.2%	36,783	1.9%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$624,601	29.4%	$479,676	24.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define Adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment, (vi) inventory impairment and other. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Net income	$158,668	$117,910	34.6%	$301,164	$219,562	37.2%
Income tax expense	54,980	34,224	60.6%	101,260	63,621	59.2%
Interest in cost of home sales revenues	13,473	18,406	(26.8)%	25,619	36,783	(30.4)%
Interest expense (income)	(147)	(172)	(14.5)%	(12)	(283)	(95.8)%
Depreciation and amortization expense	2,746	2,849	(3.6)%	5,352	5,655	(5.4)%
EBITDA	229,720	173,217	32.6%	433,383	325,338	33.2%
Inventory impairment and other	—	41	NM	—	41	NM
Adjusted EBITDA	$229,720	$173,258	32.6%	$433,383	$325,379	33.2%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (homebuilding debt less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus outstanding borrowings under our construction loan agreement and mortgage repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	June 30,	December 31,
	2022	2021
Notes payable	$1,009,631	$998,936
Revolving line of credit	141,000	—
Construction loan agreement	(917)	—
Total homebuilding debt	1,149,714	998,936
Total stockholders' equity	1,951,164	1,764,508
Total capital	$3,100,878	$2,763,444
Homebuilding debt to capital	37.1%	36.1%

Total homebuilding debt	$1,149,714	$998,936
Cash and cash equivalents	(78,011)	(316,310)
Cash held in escrow	(82,494)	(52,297)
Net homebuilding debt	989,209	630,329
Total stockholders' equity	1,951,164	1,764,508
Net capital	$2,940,373	$2,394,837

Net homebuilding debt to net capital	33.6%	26.3%

Contact Information:

Tyler Langton, Senior Vice President of Investor Relations

303-268-8345

Investorrelations@CenturyCommunities.com

Category:
Earnings